Exhibit 11

CLECO CORPORATION
COMPUTATION OF NET INCOME PER COMMON SHARE
(UNAUDITED)

	For the three months ended March 31
	2002	2001
	(Thousands, except share and per share amounts)
BASIC

Net income applicable to common stock	$ 13,581	$ 10,221
	========	========
Weighted average number of shares of common stock outstanding during the period	44,973,466	45,005,892
	========	========

Basic net income per common share	$ 0.30	$ 0.23
	========	========
DILUTED

Net income applicable to common stock	$ 13,581	$ 10,221

Adjustments to net income related to ESOP under the "if-converted" method:
Add loss of deduction from net income for actual dividends paid on convertible preferred stock, net of tax	328	338
Add/(Deduct) additional cash contribution required, which is equal to dividends on preferred stock less dividends paid at the common dividend rate, net of tax	(13)	1
Add tax benefit associated with dividends paid on allocated common shares	147	121
Adjusted income applicable to common stock	$ 14,043	$ 10,681
	========	========
Weighted average number of shares of common stock outstanding during the period	44,973,466	45,005,892

Number of equivalent common shares attributable to ESOP	2,512,260	2,597,846

Common stock under stock option grants	177,493	292,670

Average shares	47,663,219	47,896,408
	========	========
Diluted net income per common share	$ 0.29	$ 0.22
	========	========

49